Exhibit 99.6

FOR IMMEDIATE RELEASE

Contact: John R. Hoadley, Treasurer (617) 796-8350 www.snhreit.com

SNH ADOPTS BOARD COMMITTEE CHARTERS,
CORPORATE GOVERNANCE DOCUMENTS AND
SHAREHOLDERS RIGHTS PLAN

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        Newton, MA (March 12, 2004). Senior Housing Properties Trust (NYSE: SNH) today announced that it has adopted new charters for the following committees of its Board of Trustees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. All of these committees are composed exclusively of SNH’s independent trustees. Although the charters are new or revised to comply with requirements of the Sarbanes-Oxley Act and rules recently adopted by the S.E.C. and the N.Y.S.E., SNH does not expect that these charters will result in material changes in its business because, since it became a public company in 1999, SNH has had a majority of its Board composed of independent trustees who performed many of the functions which are now mandated for all publicly owned companies.

        SNH also announced that it has adopted and published Governance Guidelines and a Code of Business Conduct and Ethics which will be available to all interested persons in accordance with the requirements of the Sarbanes-Oxley Act and the S.E.C. and N.Y.S.E. rules.

        SNH also announced that it has adopted a new Shareholders Rights Plan. Under the terms of this plan, all shareholders of record as of the close of business of the N.Y.S.E. on April 10, 2004, will receive a right to purchase SNH junior participating preferred shares. These rights will become exercisable in certain events and they will expire in April 2014 unless they are sooner redeemed. The new rights plan is intended to help SNH ensure that all its constituencies receive fair and equitable treatment in the event of a proposed takeover or other tactics to gain control of SNH; however, the rights are not being distributed in response to any known efforts to acquire control of SNH at this time.

        The text of the charters of SNH’s Audit Committee, Compensation Committee and Nominating and Governance Committee

and of the Governance Guidelines and the Code of Business Conduct and Ethics may be viewed at the Governance section of SNH’s internet website at: www.snhreit.com. Copies of SNH’s Rights Plan may be obtained by writing to Senior Housing Properties Trust, 400 Centre Street, Newton, MA 02458, Attn: Corporate Secretary. Copies of all of these documents and of certain related materials will also be available in a Form 8-K to be filed with the S.E.C., which may be accessed at the S.E.C.‘s internet website at: www.sec.gov.

        Senior Housing Properties Trust is a real estate investment trust headquartered in Newton, MA.

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